Exhibit 99.5

OFFICE OF THE COMPTROLLER OF THE CURRENCY

Washington, D.C. 20219

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 30, 2006

CANYON NATIONAL BANK

(Exact name of registrant as specified in its charter)

United States	23561	33-0791978
(State or other jurisdiction of incorporation or organization)	(OCC file No.)	(I.R.S. Employee Identification No.)

1711 East Palm Canyon Drive, Palm Springs, CA 92264

(Address of principal executive offices)

(Zip code)

(760) 325-4442

(Registrant’s telephone number including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02	RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On January 30, 2006, Canyon National Bank issued a press release announcing its unaudited financial results for the three months and twelve months ended December 31, 2005. A copy of the press release is attached as Exhibit 99.1 to this Current Report. The information in this report (including Exhibit 99.1) is being furnished pursuant to Item 2.02 and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits

Exhibit Number	Description

99.1	Press Release dated January 30, 2006

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANYON NATIONAL BANK

Dated: January 30, 2006	By:	/s/ Jonathan J. Wick
Jonathan J. Wick, Executive Vice President, Chief Operating Officer & Chief Financial Officer

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EXHIBIT INDEX

The following exhibit is filed as part of this report:

Exhibit No.	Description
99.1	Press release dated January 30, 2006

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Exhibit 99.1

29 Percent Increase Over 2004

CANYON NATIONAL BANK

REPORTS RECORD ANNUAL EARNINGS

PALM SPRINGS, CA: January 30, 2006 – Canyon National Bank (OTCBB: CYNA) today announced record net income of $3,654,000 for the full year 2005, or $1.60 per diluted share—an increase of 29 percent over the prior year’s earnings.

Fourth quarter 2005 net income was $1,042,000 or $0.46 per diluted share, which is an increase of 27 percent over the prior year’s fourth quarter net income. The 2005 earnings represent a return on equity in excess of 20 percent for both the quarter and the full year.

“Canyon National Bank’s earnings continue to be positively impacted by a strong net interest margin, or the difference between the bank’s interest earning assets and interest bearing deposits,” said President and CEO, Stephen G. Hoffmann.

“During 2004 and 2005, as short term interest rates rose significantly, the performance of the bank’s net interest margin responded accordingly by steadily increasing from 5.49 percent earned during 2004 to 6.16 percent earnings during 2005. Further, loan credit quality continued to reflect favorable performance,” said Hoffmann.

Other financial highlights as of year-end 2005 compared to year-end 2004 include:

•	Total assets increased by $37.1 million or 18.3 percent to $239.2 million.

•	Net loans increased by $25.1 million or 17.1 percent to $171.8 million.

•	Total deposits increased by $32.7 million or 17.6 percent to $218.5 million.

•	Total shareholder equity increased by $4.0 million or 25.7 percent to $19.5 million.

•	Two five percent stock dividends were issued in 2005.

Highlights of recent activities include:

•	Planned opening of Canyon National Bank’s fourth branch in March 2006; a 2,600 square foot full-service facility, located in Palm Desert in the Desert Business Park directly across from Sun City.

•	Formation of a strategic alliance with a leading national ATM processor to enable customers with bank-sponsored ATMs to offer cash withdrawals using the latest technological advances in cash services, including ATM, debit, credit, or electronic check cashing.

•	Expansion of the bank’s internet bill payment product. When fully implemented, new product features will allow customers to expedite internet originated bill payments, access a secure message center, pay bills out of multiple bank accounts, and use a single log to access both the iBank internet banking product and the internet bill payment product. Existing features, such as online chat assistance and online security features will be retained in the enhanced product. The full implementation of the expanded internet bill payment product is anticipated during the second quarter 2006.

•	Established a unique partnership with the Kraft Nabisco Championship to promote this year’s 35th Anniversary Golf Tournament March 27- April 27, as well as to serve as the key sponsor for year-long activities of the Women Leaders Forum of the Coachella Valley.

Canyon National Bank is a full-service commercial Bank and member of the FDIC. Palm Springs branch locations are at 1711 East Palm Canyon Drive at the Smoketree Village Shopping Center and 901 East Tahquitz Canyon Way. The Palm Desert Branch is located at 74-150 Country Club Drive. Shares of the Bank’s common stock are traded on the Over the Counter Bulletin Board – stock symbol CYNA.

This release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements

CANYON NATIONAL BANK

BALANCE SHEETS

DECEMBER 31, 2005 AND 2004

(Dollars in thousands)

	Unaudited 2005	Audited 2004
Assets
Cash and cash equivalents	$27,576	$16,637
Interest-bearing deposits in other financial institutions	3,400	200
Investment securities available for sale	24,752	30,822
Federal Home Loan Bank and Federal Reserve Bank restricted stock at cost	1,362	957
Loans held for sale	782	—
Loans receivable, net	171,833	146,707
Furniture, fixtures and equipment	4,444	4,361
Income tax receivable	69	681
Deferred tax asset	1,384	885
Other assets	3,638	907

Total Assets	$239,240	$202,157

Liabilities and Stockholders’ Equity
Deposits
Demand deposits	$85,142	$70,659
NOW accounts	8,271	8,398
Savings and money market	89,642	87,944
Time certificates of deposit	35,471	18,768

Total Deposits	218,526	185,769

Other liabilities	1,263	920

Total Liabilities	219,789	186,689
Commitments and Contingencies	—	—

Stockholders’ Equity:
Preferred stock, $5.00 par value; authorized 10,000,000 shares; none issued or outstanding	—	—
Common stock, $2.50 par value; authorized 10,000,000 shares; issued and outstanding 2,160,655 and 1,920,182 shares in 2005 and 2004, respectively	5,402	4,801
Additional paid-in capital	11,888	6,570
Accumulated other comprehensive income - unrealized loss on investment securities available for sale net of income tax benefit of $157 and $67 in 2005 and 2004, respectively	(234)	(95)
Retained earnings	2,395	4,192

Total Stockholders’ Equity	19,451	15,468

Total Liabilities and Stockholders’ Equity	$239,240	$202,157

CANYON NATIONAL BANK

STATEMENTS OF OPERATIONS

UNAUDITED

FOR THE THREE MONTHS AND TWELVE MONTHS ENDED DECEMBER 31, 2005 AND 2004

(Dollars in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	2005	2004	2005	2004
Interest Income
Loans receivable	$3,723	$2,749	$13,092	$9,747
Federal funds sold	135	137	433	362
Interest bearing deposits in other financial institutions	36	13	93	19
Investment securities available for sale	249	186	948	663

Total Interest Income	4,143	3,085	14,566	10,791
Interest Expense
Interest expense on deposits	672	324	2,007	1,075

Net Interest Income	3,471	2,761	12,559	9,716
Provision for loan losses	260	153	710	691

Net Interest Income After
Provision for Loan Losses	3,211	2,608	11,849	9,025

Noninterest Income
Service charges and fees	127	127	508	475
Loan related fees	127	87	472	462
Lease administration fees	333	243	1,204	979
Automated teller machine fees	130	161	583	695
(loss) Gain on disposition of fixed assets	—	3	(5)	93
Loss on sale of investment securities available for sale	—	—	—	(58)

Total Noninterest Income	717	621	2,762	2,646

Noninterest Expense
Salaries and employee benefits	1,155	949	4,425	3,621
Occupancy and equipment expenses	282	281	1,234	999
Professional fees	67	58	290	191
Data processing	111	94	445	393
Marketing and advertising expense	108	75	369	267
Director and shareholder expense	67	81	330	303
Other operating expense	380	297	1,325	1,120

Total Noninterest Expense	2,170	1,835	8,418	6,894

Earnings before income taxes	1,758	1,394	6,193	4,777
Income tax expense	716	571	2,539	1,948

Net earnings	$1,042	$823	$3,654	$2,829

Earnings Per Share
Basic	$0.48	$0.39	$1.71	$1.36

Diluted	$0.46	$0.36	$1.60	$1.26

Weighted Average Shares Outstanding
Basic	2,158,409	2,103,135	2,138,338	2,087,712

Diluted	2,276,583	2,299,098	2,278,020	2,244,630

CANYON NATIONAL BANK

SELECTED RATIOS

UNAUDITED

	Three Months Ended		Twelve Months Ended
	12/31/2005	12/31/2004	12/31/2005	12/31/2004
Return on average assets [1]	1.77%	1.49%	1.62%	1.44%
Return on average equity [1]	22.06%	21.90%	20.97%	20.68%
Net interest margin [1]	6.50%	5.51%	6.16%	5.49%
Non-interest income / average assets [1]	1.29%	1.12%	1.23%	1.35%
Non-interest expense / average assets [1]	3.70%	3.60%	3.74%	3.52%
Net non-interest expense / average assets [1]	2.47%	2.48%	2.51%	2.17%

	as of:
	12/31/2005	12/31/2004
Capital Ratio’s
Tier 1 capital ratio	8.4%	7.1%
Tier 1 risk based capital	11.2%	10.7%
Risk-based capital	12.5%	11.9%
Allowance for loan losses / gross loans	1.67%	1.67%
Loan to deposit ratio	78.6%	79.0%
Demand deposit accounts / total deposit accounts	39.0%	38.0%
Number of shares of common stock outstanding at end of period [2]	2,160,655	1,920,182
Book value per share [3]	$9.00	$7.31

[1]	Three month interim periods annualized

[2]	Has not been restated for past stock dividends and splits

[3]	Has been restated for past stock dividends and splits